Filed with the Securities and Exchange Commission on October 17, 2000
                     Securities Act Registration No. 333-


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933


                      INDEPENDENT FINANCIAL NETWORK, INC.
            (Exact name of registrant as specified in its charter)

        Oregon                                           93-0800253
------------------------                  ------------------------------------
(State of incorporation)                  (I.R.S. Employer Identification No.)

170 S. Second St., Coos Bay, Oregon                                    97420
----------------------------------------                            ----------
(Address of principal executive offices)                            (Zip Code)

                         2000 DIRECTOR COMPENSATION PLAN
                         -------------------------------
                             (Full title of the plan)


                               Charles D. Brummel
                      President and Chief Executive Officer
                                170 S. Second St.
                             Coos Bay, Oregon 97420
                               (541) 267-5356-6899
                       (Name, address and telephone number
                              of agent for service)

                                   Copies to:
                              Gordon E. Crim, Esq.
                            Foster Pepper & Shefelman
                           101 S.W. Main St., 15th Fl.
                             Portland, Oregon 97204


                        CALCULATION OF REGISTRATION FEE

                          Number                Proposed            Proposed
                            of                  Maximum              Maximum
                          Shares                Offering            Aggregate      Amount of
Title of Securities        Being                Price Per           Offering     Registration
Being Registered       Registered(1)              Share               Price           Fee
------------------------------------------------------------------------------------------------

Common Stock              25,000               $ 4.0625 (2)        $ 101,562.5      $26.81


(1) The shares of Common Stock represent the number of shares that may be issued under the 2000 Director Compensation Plan. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions of Plan.

(2) The maximum offering price for the shares cannot presently be determined as the offering price is established at the time the shares are issued. Pursuant to Rule 457(h), the offering price is estimated based on the last sale price reported for the Common Stock on NASDAQ on October 16, 2000.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Independent Financial Network, Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

          (a) The Company's annual report on Form 10-K for the year ended December 31, 1999, filed pursuant to section 13(a) of the Securities Exchange Act of 1934, as amended, file number 0-27590.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the registrant document referred to in (a) above.

          (c) The description of the Common Stock contained in the Company's registration statement on Form SB-1 declared effective by the Commission on September 12, 1996 (File No. 33-80795).

     All documents filed by the Company subsequent to those listed above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Under the Oregon Business Corporation Act (Oregon Revised Statutes ("ORS") Sections 60.387 to 60.414), applicable to the Company, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation may be indemnified by the corporation against liability incurred by such person in connection with the proceeding if (i) the person's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interest or at least not opposed to its best interests and (ii) if the proceeding was a criminal proceeding, the Indemnitee had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation, or if the Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit. Unless the articles of the corporation provide otherwise, such indemnification is mandatory if the Indemnitee is wholly successful on the merits or otherwise, or if ordered by a court of competent jurisdiction.

     The Oregon Business Corporation Act also provides that a company's Articles of Incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for (i) any breach of the directors' duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) any unlawful distribution; or (iv) any transaction from which the director derived an improper personal benefit.

     The Company's Articles of Incorporation (the "Articles") provide that the Company will indemnify its directors and officers, to the fullest extent permissible under the Oregon Business Corporation Act against all expense liability and loss (including attorney fees) incurred or suffered by reason of service as a director or officer of the company or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     The effect of these provisions is to limit the liability of directors for monetary damages, and to indemnify the directors and officers of the Company for all costs and expenses for liability incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their affiliation with the Company, to the fullest extent permitted by law. These provisions do not limit the rights of the Company or any shareholder to see non-monetary relief, and do not affect a director's or officer's responsibilities under any other laws, such as securities or environmental laws.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The exhibits required by Item 601 of Regulation S-X being filed herewith or incorporated herein by reference are as follows:

Exhibit

3.1 Articles of Incorporation of Independent Financial Network, Inc., as amended

3.2  Bylaws of Independent Financial Network, Inc., as amended

4.1  Specimen Stock Certificate

5.1  Opinion of Foster Pepper & Shefelman LLP

23.1 Consent of KPMG LLP

23.2 Consent of Foster Pepper & Shefelman LLP (Included in Exhibit 5.1)

99   2000 Director Compensation Plan

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

     (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (2) To reflect in the prospectus any facts or events, which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (3) To include any additional or changed material information on the plan of distribution;

Provided however, that paragraphs 1 and 2 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering. SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coos Bay, State of Oregon, on the 8th day of September, 2000.

                                    INDEPENDENT FINANCIAL NETWORK, INC.


                                    By:  /s/ Charles D. Brummel
                                         -------------------------------------
                                         Charles D. Brummel, President and
                                           Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on September 8, 2000.



By:  /s/ Charles D. Brummel         By:  /s/  Kenneth C. Messerle
     -----------------------------       -------------------------------------
     Charles D. Brummel                  Kenneth C. Messerle, Director
     Director, President and
       Chief Executive Officer


By:  /s/ Ronald C. LaFranchi        By:  /s/ Gary L. Waggoner
     -----------------------------       -------------------------------------
     Ronald C. LaFranchi, Director       Gary L. Waggonner, Director


By:  /s/ William A. Lansing         By:  /s/ Robert L. Fullhart
     -----------------------------       -------------------------------------
     William A. Lansing, Director        Robert L. Fullhart, Director


By:  /s/ Glenn A. Thomas            By:  /s/ Ron L. Farnsworth
     -----------------------------       -------------------------------------
     Glenn A. Thomas, Director           Ron L. Farnsworth
                                         Vice  President and Chief Financial
                                           Officer (Chief Accounting Officer)

                                 EXHIBIT INDEX


Exhibit

3.1 Articles of Incorporation of Independent Financial Network, Inc., as amended

3.2  Bylaws of Independent Financial Network, Inc., as amended

4.1  Specimen Stock Certificate

5.1  Opinion of Foster Pepper & Shefelman LLP

23.1 Consent of KPMG LLP

23.2 Consent of Foster Pepper & Shefelman LLP (Included in Exhibit 5.1)

99   2000 Director Compensation Plan